Exhibit 10.1

[Office Depot Letterhead]

February     , 2013

[Name]

[Address]

Re:	Change in Control Agreement

Dear                     :

Reference is made to your Change in Control Agreement with Office Depot, Inc. (the “Company”), dated                              (the “CIC Agreement”), and to the Agreement and Plan of Merger by and among the Company, Dogwood Merger Sub Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax Incorporated, dated as of February 20, 2013 (the “Merger Agreement”).

In connection with the signing of the Merger Agreement, the Company has agreed to amend your CIC Agreement to provide for the following:

1) The occurrence of the “Closing”, as defined in the Merger Agreement, will be deemed to constitute a “Change in Control” for purposes of your CIC Agreement.

2) In the event that you remain employed by the Company through the date of the Closing, the “Employment Period” as defined in the CIC Agreement will be deemed to continue until the second anniversary of the Closing.

3) In the event that (i) your employment with the Company is terminated without “Cause” or you terminate employment with the Company for “Good Reason” (each, as defined in the CIC Agreement) prior to the Closing and (ii) the Closing subsequently occurs, then the provisions of Section 1(a) of the CIC Agreement shall apply and the “Effective Date” for purposes of the CIC Agreement shall mean the date immediately prior to the date of your employment termination.

Except as provided herein, the terms and provisions of your CIC Agreement shall continue in full force and effect.

Sincerely,

[Name]

[Title]

Accepted and Agreed:

[Name]